Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Credence Systems Corporation pertaining to the Credence Systems Corporation 2005 Stock Incentive Plan, as amended and restated, Credence Systems Corporation 1993 Stock Option Plan, as amended and restated, and Credence Systems Corporation Employee Stock Purchase Plan, as amended and restated, of our report dated November 29, 2004, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 17, 2005